Exhibit 10.14

AMENDMENT TO EMPLOYMENT AGREEMENT

This Amendment to Employment Agreement entered into as of September 22, 2004, (the “Effective Date”), by and between Remington Oil and Gas Corporation (the “Company”) and                      (the “Executive”).

WHEREAS, the Company entered into an employment agreement with the Executive effective                      (the “Employment Agreement”);

WHEREAS, as a result of extensions, the term of the Employment Agreement is set to expire on                     ;

WHEREAS, Paragraph 4.2(3) of the Employment Agreement sets forth the Executive’s benefits should the Executive terminate his employment with the Company for Good Reason or his employment is terminated within 24 months of a Change of Control;

WHEREAS, it was the intent of the Compensation Committee and the Board of Directors of the Company at the time of execution of the Employment Agreement that upon the Executive’s termination of employment for the reasons covered in Paragraph 4.2(3) of the Employment Agreement, the Executive shall, among other things, be entitled, to 2.99 times the sum of his then current Base Salary and the Targeted Bonus (not subject to reduction);

WHEREAS, Paragraph 4.2(3) of the Employment Agreement as executed makes reference to the terms “two and ninety-nine one hundredths percent” and “(2.99%)” that are inconsistent with the intent of the Employment Agreement; and

WHEREAS, the Compensation Committee of the Board wishes to clarify through this Amendment to Employment Agreement that upon termination of the Executive’s employment under the conditions contained in Paragraph 4.2(3), the Executive shall, among other things, be entitled to 2.99 times the sum of his then current Base Salary and the Targeted Bonus (not subject to reduction).

NOW, THEREFORE, in consideration of the agreements of the parties contained herein, it is agreed as follows:

1.	Paragraph 4.2(3) of the Employment Agreement, as amended, is hereby amended to read in subpart (b) as follows:

The Company shall pay the Executive as severance pay and in lieu of any further compensation for periods subsequent to the Termination Date, in a single payment, an amount in cash equal to 2.99 times the sum of (i) the Executive’s then current Base Salary and (ii) the Targeted Bonus (not subject to reduction),

2.	This Amendment to Employment Agreement amends no other terms and provisions of the Employment Agreement and such terms and provisions remain in full force and effect.

3.	All capitalized terms contained but not defined herein shall have the meaning assigned in the Employment Agreement, as amended.

IN WITNESS WHEREOF, the parties hereto have duly executed this Amendment to Employment Agreement as of the Effective Date.

REMINGTON OIL AND GAS CORPORATION

By:

Executive: